Exhibit 10.3
PROVISIONAL WAIVER AND CONSENT AGREEMENT
This PROVISIONAL WAIVER AND CONSENT AGREEMENT (this “Agreement”), dated as of November 17, 2023 (the “Effective Date”), is entered into by and between ALPINE 4 HOLDINGS, INC., a Delaware corporation having its principal office at 2525 E. Biltmore Circle C-237, Phoenix, AZ 85016 (“Borrower”), and Mast Hill Fund L.P., a Delaware limited partnership (“Mast”), including its Affiliates as such term is used in and construed under Rule 405 under the Securities Act of 1933 (“Affiliates”, and collectively with Mast, “Mast Hill”).
WHEREAS, the Borrower and Ionic Ventures, LLC (the “Purchaser”) intend to enter it that certain purchase agreement, dated on or around the date hereof (the “Purchase Agreement”), a copy of which is attached hereto as Exhibit “A”, pursuant to which the Purchaser may purchase up to Thirty-Two Million Dollars ($32,000,000) of shares of Common Stock (as defined in this Agreement) of the Borrower (the “Financing Transaction”);
WHEREAS, to induce the Purchaser to enter into the Purchase Agreement with the Borrower, the Borrower and Mast Hill shall execute this Agreement and deliver copies to the Purchaser prior to the consummation of the transactions contemplated by the Purchase Agreement;
WHEREAS, on June 29, 2023, the Borrower and Mast Hill entered into that certain securities purchase agreement (the “Mast Hill Agreement”) pursuant to which the Borrower issued and sold to Mast Hill (i) a promissory note of the Borrower, in the aggregate principal amount of $1,670,000.00 (the “Mast Hill Note”), (ii) a common stock purchase warrant to purchase 200,000 shares of Common Stock (the “Mast Hill Warrant” and collectively, with the Mast Hill Agreement and Mast Hill Note, the “Mast Hill Transaction Documents”) and, (iii) up to an aggregate of 1,267,400 shares of Common Stock (the “Mast Hill Commitment Shares”) to Mast Hill as additional consideration for the purchase of the Mast Hill Note;
WHEREAS, the Borrower has requested that Mast Hill consent to the Financing Transaction; and
WHEREAS, Mast Hill is willing to agree to such requests on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Waiver; Payment Deferral; Consent.
1.1. Partial Repayment from Proceeds. Borrower shall comply with Section 1.10 of the Mast Hill Note with respect to the cash proceeds received by the Borrower, including but not limited to the cash proceeds received under the Financing Transaction.
1.2. Waiver of Mast Hill Purchase Agreement Provisions. Subject to the terms of this Agreement, Mast Hill hereby consents and agrees to waive Section 4(n), Section 4(o), and Section 4(t) of the Mast Hill Purchase Agreement as it relates only to the Purchase Agreement and the transactions contemplated thereby.

1.3. Waiver of Mast Hill Note Provisions. Subject to the terms of this Agreement, Mast Hill hereby consents and agrees to waive Section 3.15 and Section 4.14 of the Mast Hill Note as it relates only to the Purchase Agreement and the transactions contemplated thereby. Mast Hill also consents and agrees that the entry by the Borrower and Purchaser into the Purchase Agreement and the consummation of the transactions contemplated thereby shall not constitute an Event of Default (as defined in the Mast Hill Note).
1.4. Consent to Ionic Transactions. Subject to the terms of this Agreement, Mast Hill hereby consents to the Financing Transaction. Mast Hill also agrees, notwithstanding anything to the contrary contained in the Purchase Agreement and so long as (i) an Event of Default (as defined in the Mast Hill Note) does not occur under the Mast Hill Note, other than as described in Section 1.1 contained herein or Section 1.10 or 1.11 of the Mast Hill Note, any proceeds from the Financing Transaction may be used for general corporate purposes.
1.5. Provisional Waiver of Defaults. For the avoidance of doubt, the Borrower and Mast Hill agree that the execution of the Purchase Agreement and the consummation of transactions contemplated thereby shall not constitute a default or event of default under any terms of the Mast Hill Transaction Documents.
1.6. Lock-Up; Waiver of Certain Dilutive Issuances.
(a) From the Effective Date until April 30, 2024, so long as (i) an Event of Default (as defined in the Mast Hill Note) does not occur under the Mast Hill Note and (ii) the terms of the Financing Transaction as approved by Mast Hill pursuant to this Agreement have not been amended or altered (except for administrative changes that are unrelated to the material business terms of the transaction), Mast Hill shall not effectuate any conversion of the Mast Hill Note into Class A common stock, $0.0001 par value per share, of the Borrower (the “Common Stock”).
(b) From the Effective Date until April 30, 2024, so long as (i) an Event of Default (as defined in the Mast Hill Note) does not occur under the Mast Hill Note and (ii) the terms of the Financing Transaction as approved by Mast Hill pursuant to this Agreement have not been amended or altered (except for administrative changes that are unrelated to the material business terms of the transaction), Mast Hill shall not enforce its rights under Section 1.6(e) of the Mast Hill Note solely with respect to any Dilutive Issuance (as defined in the Mast Hill Note) that occurs under the Financing Transaction (each a “Fundamental Transaction Dilutive Issuance”). For the avoidance of doubt, Mast Hill shall be entitled to enforce its rights under Section 1.6(e) of the Mast Hill Note with respect to each Fundamental Transaction Dilutive Issuance, so long as such enforcement occurs on or after the earlier of (i) April 30, 2024, (ii) the first occurrence of an Event of Default (as defined in the Mast Hill Note) under the Mast Hill Note, or (iii) the first occurrence of the amendment or alteration of any of the terms of the Financing Transaction
(c) From the Effective Date until April 30, 2024, so long as (i) an Event of Default (as defined in the Mast Hill Note) does not occur under the Mast Hill Note and (ii) the terms of the Financing Transaction as approved by Mast Hill pursuant to this Agreement have not been amended or altered (except for administrative changes that are unrelated to the material business terms of the transaction), Mast Hill shall not effectuate any exercise of the Mast Hill Warrant into Common Stock.

(d) From the Effective Date until April 30, 2024, so long as (i) an Event of Default (as defined in the Mast Hill Note) does not occur under the Mast Hill Note and (ii) the terms of the Financing Transaction as approved by Mast Hill pursuant to this Agreement have not been amended or altered (except for administrative changes that are unrelated to the material business terms of the transaction), Mast Hill shall not enforce its rights under Section 2(b) of the Mast Hill Warrant solely with respect to any Fundamental Transaction Dilutive Issuance. For the avoidance of doubt, Mast Hill shall be entitled to enforce its rights under Section 2(b) of the Mast Hill Warrant with respect to each Fundamental Transaction Dilutive Issuance, so long as such enforcement occurs on or after the earlier of (i) April 30, 2024, (ii) the first occurrence of an Event of Default (as defined in the Mast Hill Note) under the Mast Hill Note, or (iii) the first occurrence of the amendment or alteration of any of the terms of the Financing Transaction.
(e) From the Effective Date until April 30, 2024, so long as (i) an Event of Default (as defined in the Mast Hill Note) does not occur under the Mast Hill Note and (ii) the terms of the Financing Transaction as approved by Mast Hill pursuant to this Agreement have not been amended or altered (except for administrative changes that are unrelated to the material business terms of the transaction), Mast Hill shall not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Mast Hill or any Affiliate), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to, any shares of Common Stock or securities convertible, exchangeable or exercisable into, shares of Common Stock beneficially owned, held or hereafter acquired by Mast Hill, unless the purchaser or recipient agrees in a signed writing to be bound by the terms of this Agreement. The restrictions contained in this Section 1.6(e) of this Agreement shall not apply to up to an aggregate of 67,400 of the Mast Hill Commitment Shares (as appropriately adjusted for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock).
2. Miscellaneous.
2.1. No Other Changes. Except as specifically amended by this Agreement, the Mast Hill Transaction Documents and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect.
2.2. Governing Law; Venue. Section 8(a) of the Mast Hill Agreement shall apply to this Agreement.
2.3. Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, in electronic (e.g. “pdf”, “tif” or image (e.g. “jpeg”)) format shall be effective as delivery of a manually executed counterpart of this Agreement.
2.4. Transaction Document. This Agreement is a Transaction Document.

2.5. Reaffirmation of Obligations. Mast Hill and the Borrower (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Mast Hill Transaction Documents, and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge Borrower’s obligations under the Mast Hill Transaction Documents.
2.6. Reaffirmation of Security Interests. Borrower (a) affirms that each of the obligations incurred pursuant to the Mast Hill Transaction Documents are valid and subsisting and (b) agrees that this Agreement and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of its obligations pursuant to the Mast Hill Transaction Documents.
2.7. First Tranche; Share Allocation Upon (i) the funding by Purchaser of the initial $1,000,000.00 to the Borrower under the Purchase Agreement (the “First Tranche”) and (ii) Mast Hill’s receipt of $200,000.00 (the “First Tranche Repayment Amount”) of the First Tranche (collectively, the “Share Allocation Conditions”), Mast Hill hereby agrees that 2,000,000 of the 4,546,676 shares of common stock of the Borrower, currently allocated to Mast Hill as part of the Exchange Cap (as defined in the Mast Hill Agreement), shall be allocated to the Purchaser for issuance pursuant to the terms of the Purchase Agreement. Notwithstanding anything in this Agreement to the contrary, if the satisfaction of the Share Allocation Conditions has not occurred by November 22, 2024, then this Agreement shall automatically be null and void and of no further force or effect without further action by either party signatory hereto. Mast Hill acknowledges and agrees that remaining funds under the First Tranche, after the First Tranche Repayment Amount has been deducted, may be utilized by the Company for working capital.
    2.8. Effectiveness of Waiver. This Agreement shall become effective and binding on the parties hereto upon the Effective Date, except as expressly provided for in Section 2.7 of this Agreement.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the Borrower and Mast Hill have caused this Agreement to be duly executed as of the date set forth above.

ALPINE 4 HOLDINGS, INC.
By:
Name:	Kent Wilson
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED:

MAST HILL FUND L.P.

By:
Name:	Patrick Hassani
Title:	Chief Investment Officer
[Signature page to Provisional Waiver and Consent Agreement]

Exhibit A
(see attached)